Exhibit 10.1

May 1, 2021

Nicole Williams

Dear Nicole,

On behalf of SenesTech (“SenesTech” or the “Company”), I am pleased to confirm the details of your employment as Chief Strategy Officer. We look forward to having you on our team and helping us further our growth and profitability. I know SenesTech offers the environment and challenges that you seek, and I am sure you will enjoy the Company. Attached to this letter is a general description of your role. This letter summarizes the basic employment terms and conditions of our offer. They are:

Title: Chief Strategy Officer

Reports To: Ken Siegel Chief, Executive Officer

Start Date: May 1, 2021; or earlier as may be mutually arranged

Compensation: Base salary of $175,000 per annum, paid on a semi-monthly basis, subject to deductions for taxes and other withholdings as required by law or the policies of the Company. Pay dates are the fifteenth and end of each month.

Bonus Program: For 2021 you will be entitled to a bonus of $75,000 which will be guaranteed subject only to achievement of mutually agreed non-financial components of your role (e.g. preparation of initial strategic goals for the Company). During the first 90 days of your employment you will work with the CEO to create a set of target metrics and goals and a corresponding base, commission and bonus structure for your role. This structure will be implemented for calendar year 2022 unless earlier implementation is agreed upon between you and the Company. The bonus structure for years after 2022 will be established on a similar basis as 2022 with appropriate adjustments for actual results achieved for the prior measuring year. Bonuses in each year will not be subject to caps so that you will be able to be fully rewarded for your performance.

Stock Option Grant: As soon as practicable after your start date, you will be awarded, subject to Board of Directors’ approval, options to purchase 25,000 shares of the Company’s common stock at fair market value as determined by the Board of Directors as of the date of the grant (the “Options”). The Options will expire five years from the date of the commencement of your employment, and will vest 1/36th per month over the first three years. All terms, conditions and limitations of the Options will be set forth in your grant notice and agreement, and the Options will be governed by the Company’s Equity Incentive Plan. In addition, after each full year of employment you will be eligible to receive additional option grants on a basis consistent with your role as a member of the Company’s leadership team.

Vacation and Sick Time: You will be entitled to four weeks of vacation per year and five days (one week) of sick leave per year. To the extent possible, time off should be scheduled in consultation with your supervisor to minimize the disruption to the Company’s business. Senior leadership is encouraged to take some personal time each quarter to foster a positive work-life balance. Vacation and sick leave are provided on an accrual basis and employees begin to accrue from the first day of employment. Additionally, you will be awarded 2 personal/floating holiday(s) which can be used in addition to your annual vacation and sick leave. One week of unused vacation may be carried over to the following calendar year, which is required to be used within the first quarter; Unused sick time and floating holidays do not carry over, but renew at the beginning of each new year.

Benefits: This position is eligible for all company benefits. We provide coverage through ADP TotalSource & United Healthcare with an employer contribution. We also offer dental, vision and basic life insurance plans. Our benefits coordinator will provide the benefit plan information and forms for review and completion at the start of employment. Upon completion of your first 90 days with SenesTech you will be eligible for the 401(K) program. Please note we do not currently offer an employer-match, but may in the future.

928.779.4143 | 23460 N. 19th Ave., Phoenix, AZ 85027

www.senestech.com

Location & Support: Although this position is housed in our corporate offices in Phoenix, Arizona, with domestic travel required, there is no expectation for your relocation at this time. SenesTech will provide you necessary equipment and materials to telecommute from your home. SenesTech will coordinate your professional travel to ensure compliance with our travel policies and use of preferred vendors. Additionally, reasonable expenses incurred during the course of business will be reimbursed.

Your employment with SenesTech is at-will and either party can terminate the relationship at any time with or without cause and with or without notice. Performance goals for your first 30, 60, and 90 days will be established in conjunction with your supervisor.

Severance Benefits

If, at any time SenesTech terminates your employment without Cause (as defined below), and other than as a result of your death or disability, or you resign for Good Reason (as defined below), then you shall be entitled to receive the following severance benefits (the “Severance Benefits”):

a)	Severance pay in the form of continuation of your base salary in effect on the effective date of termination for the first 6 months after the date of such terminations; and

b)	Reimbursement by the Company of COBRA premiums in effect on the date of termination for the coverage in effect for you and, if applicable, your spouse and dependent children on such date under the Company’s group health plans during the first 6 months after the date of your termination (or if, shorter, until you are no longer entitled to COBRA continuation coverage under the Company’s group health plans, provided that you timely (and properly) elect coverage under the Company’s group health plans

In addition you will receive any accrued and unpaid base salary and accrued but unused vacation pay which shall be paid on the pay date immediately following the date of termination in accordance with SenesTech’s standard payroll practices; and reimbursement for any unreimbursed business expenses properly incurred, subject to and paid in accordance with SenesTech’s expense reimbursement policy.

For purposes of this letter:

“Cause” means any: (a) conviction or guilty or no contest plea of any felony or of any crime involving dishonesty or moral turpitude; (b) act of dishonesty, disloyalty or misrepresentation with respect to the Company; (c) breach of any fiduciary duty to the Company; (d) violation of any material written policy of, or agreement with, the Company, (e) conduct towards employees that is unlawful (specifically including without limitation workplace harassment); (f) insubordination, incompetence, gross negligence or habitual neglect of duties; (g) repeated conduct that causes, or presents a material risk of causing, the Company to suffer substantial adverse publicity or economic or reputational harm or (h) repeated failure to substantially perform the duties associated with your employment after notice and opportunity to cure. The determination of Cause will be made by the Board in its good faith discretion.

“Good Reason” means the following events, without your written consent: (i) material reduction in your duties and responsibilities taken as a whole; (ii) a material reduction of your base salary or target bonus opportunity that is inconsistent with reductions of other executives; or (iii) a required relocation of the location at which you typically work (excluding normal travel and regular visits to the Company’s executive offices); provided that you must (1) provide written and detailed notice to the Board within 90 days after the first occurrence of the event, (2) allow the Company 30 days from receipt of written notice to cure, and (3) if such event is not reasonably cured within such 30-day period, your resignation is effective not later than 90 days after the expiration of the cure period.

In addition to this offer letter, you will be required to execute SenesTech’s standard form of Employee Confidential Information and Inventions Assignment Agreement. You acknowledge that this offer letter and the Confidential Information and Inventions Assignment Agreement represent the entire agreement between you and SenesTech and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon SenesTech. You also acknowledge that this offer letter is contingent on background clearance and reference as may have been requested.

928.779.4143 | 23460 N. 19th Ave., Phoenix, AZ 85027

www.senestech.com

If you are in agreement with the above outline, please sign below. This offer is in effect for five business days.

/s/ Nicole Williams	5/1/2021
Nicole Williams	Date

/s/ Kenneth Siegel	5/1/2021
Kenneth Siegel	Date
Chief Executive Officer
SenesTech, Inc.

928.779.4143 | 23460 N. 19th Ave., Phoenix, AZ 85027

www.senestech.com

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